Exhibit 99.1

CEA Industries Inc. Announces New Cost Saving Initiatives

Louisville, Colorado, February 27, 2023 — CEA Industries Inc. (NASDAQ: CEAD, CEADW) (“CEA Industries” or the “Company”), today announced cost saving initiatives that include various operating expense reductions and a reduction in force in response to continued macroeconomic and supply chain challenges.

In recent quarters the Company has experienced declining activity due to weakness in the macroeconomic environment of the cannabis market, which is facing increasing competition and declining wholesale prices as consumers become more sophisticated and selective when choosing products. The overall controlled environment agriculture market is also experiencing a fluctuating economy, rising costs, and the fear of recession that is delaying, reducing or eliminating capital projects. Additionally, the Company faces continued supply chain, labor and inflationary issues that are impacting customers’ contract decisions and implementation. At this stage, the Company concluded that a workforce reduction and the implementation of operating expense savings were necessary.

“Today’s announcement is the result of a thorough review of, and diligent planning for, the long-term viability of our company,” said Tony McDonald, Chairman and CEO of CEA Industries Inc. “The decision to downsize our workforce was not taken lightly as we greatly value the contributions of each of our team members.”

“We believe these cost savings will improve both our working capital and liquidity without compromising the outstanding service our customers expect. We will continue to evaluate our operations and will take additional actions as market conditions warrant.”

About CEA Industries Inc.

CEA Industries Inc. (www.ceaindustries.com), is home to industry leaders in supplying the controlled environment agriculture, with complementary and adjacent companies added to its portfolio when aligned with the company’s product and sales initiatives. As the global environment for indoor cultivation continues to develop, CEA Industries was formed to embrace companies that support these ecosystems.

Headquartered in Louisville, Colorado, CEA Industries knows that growth is a team sport. Through future partnerships, CEA Industries will continue its pursuit of companies and products that bring value to its customers.

Media Contact:

Courtney Gwynn

Marketing Manager

courtney.gwynn@surna.com

(720) 531-0311

Investor Contact:

Sean Mansouri, CFA

Elevate IR

info@ceaindustries.com

(720) 330-2829